Exhibit 99.1 to
                                                                        Form 8-K


                                  PRESS RELEASE



FOR IMMEDIATE RELEASE
---------------------

Contact:          HomeFed Corporation
                  1903 Wright Place, Suite 220
                  Carlsbad, CA 92008
                  (760) 918-8200


              HOMEFED CORPORATION PURCHASES CDS HOLDING CORPORATION


Carlsbad, CA, October 21, 2002 - HomeFed Corporation (OTC BB: HFDC.OB) today announced that it has purchased from Leucadia National Corporation ("Leucadia") all of the issued and outstanding shares of capital stock of CDS Holding
Corporation, a Delaware corporation ("CDS"). Through CDS's majority-owned indirect subsidiary, San Elijo Hills Development Company, LLC ("San Elijo"), CDS is developing a master-planned community located in the City of San Marcos, in San Diego County, California. Since 1998, HomeFed has been the development manager of this project under a Development Agreement, pursuant to which HomeFed is entitled to certain fees based on the project's revenues, and a success fee that would have represented a substantial portion of CDS's equity interest in the project. Development of the project is well underway, with land for approximately 1,600 dwelling units sold and land for approximately 1,800 of the dwelling units and all of the commercial property remaining to be developed during the course of this decade.


The purchase price paid to Leucadia consisted of (i) cash in the amount of $1,000,000 and (ii) 24,742,268 newly issued shares of HomeFed common stock, $0.01 par value per share, representing approximately 30.3% of the newly outstanding HomeFed stock. The principal assets of San Elijo include the project real estate that is being developed in stages, and cash and cash equivalents of approximately $20,200,000, which will be used for future development and other project related expenses. In addition, an existing agreement between Leucadia and CDS pursuant to which Leucadia has obtained project improvement bonds required prior to the commencement of any project development will remain in place. Except for third-party costs incurred to obtain the bonds, CDS is not expected to incur any other costs under this agreement.

The issuance of HomeFed's common stock to Leucadia is being made in a private transaction pursuant to an exemption from registration under the United States Securities Act of 1933, as amended. HomeFed has agreed to register such shares pursuant to the Securities Act under certain circumstances.

In addition, on October 9, 2002, HomeFed obtained an extension of the maturity date of its approximately $26,500,000 term loan from one of Leucadia's subsidiaries to December 31, 2007. In connection with the extension, the interest rate was increased from the current 6% to 9% for the period from December 31, 2004 to December 31, 2005, 10% for the period from December 31, 2005 to December 31, 2006 and 11% thereafter. HomeFed's line of credit with Leucadia's subsidiary was also increased on October 9, 2002, from $3,000,000 to $10,000,000.

These transactions were negotiated with and approved by a committee of HomeFed directors who are independent of Leucadia and not otherwise affiliated with HomeFed.



About HomeFed

HomeFed is engaged, directly and through subsidiaries, in the investment in and development of residential real estate projects in the State of California. HomeFed's development projects currently consist of two master planned communities located in San Diego County, California: San Elijo Hills, and a portion of the larger Otay Ranch planning area. As development manager for these projects, HomeFed is responsible for the completion of a wide range of activities, including design engineering, grading raw land, constructing public infrastructure such as streets, utilities and public facilities, and finishing individual lots for home sites or other facilities.

For more  information  about HomeFed,  please call  HomeFed's  offices which are located at 1903 Wright Place, Suite 220, Carlsbad, CA 92008; telephone: (760) 918-8200.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the `safe harbor" provisions of the Private Securities Litigation Reform Act of
1995. Such statements include, without limitation, statements regarding the anticipated benefits and expected consequences of the stock purchase described herein. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of factors that may cause results to differ, see HomeFed's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 and its Annual Report on Form 10-K for the year ended December 31, 2001. These forward-looking statements speak only as of the date hereof. HomeFed disclaims any intent or obligation to update these forward-looking statements.




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